August 17, 2022

Dear Member,

The nomination period for the 2022 Federal Home Loan Bank of Des Moines (FHLB Des Moines) Director Election concluded effective July 21, 2022. Based on Federal Housing Finance Agency (FHFA) designations for Bank directors, the states of Idaho, North Dakota and Wyoming each had one member director seat to fill. In addition, two independent director seats will be filled through a district wide election. You will receive a ballot to vote for the two open seats in the independent director election.

This year, the state of Wyoming had only one eligible candidate who chose to stand for election. This candidate was Kim DeVore, president and chief executive officer of Jonah Bank of Wyoming in Casper, WY. As the only eligible candidate in Wyoming, Ms. DeVore is declared elected to the FHLB Des Moines board in accordance with FHFA regulations.

Ms. DeVore has served as president and CEO of Jonah Bank of Wyoming since 2020. She served as the chief financial officer at the inception of the bank in 2006 before assuming her current role. Prior to joining Jonah Bank of Wyoming, she served as senior vice president of Advantage Bank from 2000 to 2005. She also served in several positions at Bank One and its subsidiaries from 1988 to 2000. She will begin serving her first full term as an FHLB Des Moines director on January 1, 2023.

FHLB Des Moines board of directors is comprised of both member and independent directorships from Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, the U.S. Pacific territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands.

If you have any questions about the election process, please contact Kim Cross, membership compliance manager at kcross@fhlbdm.com or 515.412.2178.

Sincerely,

Cherie Schuler
Senior Director Member and Financial Operations
Federal Home Loan Bank of Des Moines